                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

         Lucent Technologies Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                COVER ART HERE

HOW TO VOTE

  YOUR VOTE IS IMPORTANT. This year, most Shareowners will have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

REDUCE MAILINGS

   If you are a Shareowner of record and have more than one account in your name or the same address as other Shareowners of record, you may authorize the Company to discontinue mailings of multiple Annual Reports. If you are a Shareowner of record voting over the Internet or by telephone, follow the instructions provided after you vote to discontinue future mailings of duplicate Annual Reports. Most Shareowners can also view future Proxy Statements and Annual Reports over the Internet rather than receiving paper copies in the mail. See the Proxy Statement and your proxy card for further information.

                            LUCENT TECHNOLOGIES INC.

                              600 MOUNTAIN AVENUE
                         MURRAY HILL, NEW JERSEY 07974

    ------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS
    ------------------------------------------------------------

 TIME............... 9:00 a.m. E.S.T., on Wednesday, February 17, 1999
 PLACE.............. The Playhouse Theatre
                     Du Pont Building
                     10th & Market Streets
                     Wilmington, Delaware 19801
 ITEMS OF BUSINESS.. (1)  To elect members of the Board of Directors, whose terms are described in the Proxy Statement.
                     (2)  To approve an amendment to the Certificate of Incor-
                          poration to increase the number of authorized Common
                          Shares.
                     (3)  To transact such other business, including considera-
                          tion of Shareowner proposals, as may properly come
                          before the Meeting and any adjournment thereof.
 RECORD DATE........ Holders of Common Shares of record at the close of business on December 22, 1998 are entitled to vote at the
                     Meeting.
 ANNUAL REPORT...... The Company's 1998 Annual Report, which is not a part of the proxy soliciting material, is enclosed.
 PROXY VOTING....... It is important that your Shares be represented and voted at the Meeting. You can vote your Shares by one of the
                     following methods: Vote over the Internet or by telephone
                     using the instructions on the enclosed proxy card (if
                     these options are available to you), OR mark, sign, date
                     and promptly return the enclosed proxy card in the
                     postage-paid envelope furnished for that purpose. Any
                     proxy may be revoked in the manner described in the
                     accompanying Proxy Statement at any time prior to its
                     exercise at the Meeting.

                                         RICHARD J. RAWSON
                                         Senior Vice President,
                                         General Counsel and
 December 22, 1998                       Corporate Secretary

                               TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                           PAGE
PROXY STATEMENT...........................................................   1
 Proxies..................................................................   2
 Shareowners Entitled to Vote.............................................   3
 Required Vote............................................................   3
 Multiple Copies of Annual Report to Shareowners..........................   4
 Electronic Access to Proxy Materials and Annual Report...................   5
 Cost of Proxy Solicitation...............................................   5
 Advance Notice Procedures................................................   6
 Shareowner Communications................................................   6
 Shareowner Account Maintenance...........................................   6
GOVERNANCE OF THE COMPANY.................................................   7
 Committees of the Board of Directors.....................................   7
 Compensation of Directors................................................   8
 Compensation Committee Interlocks and Insider Participation..............  10
 Relationship with Independent Public Accountants.........................  10
 Section 16(a) Beneficial Ownership Reporting Compliance..................  10
SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS...............................  11
ELECTION OF DIRECTORS.....................................................  12
 Nominees for Terms Expiring in 2002......................................  13
 Directors Whose Terms Will Expire in 2000................................  14
 Directors Whose Terms Will Expire in 2001................................  15
DIRECTORS' PROPOSAL.......................................................  16
SHAREOWNER PROPOSALS......................................................  18
 Shareowner Proposal Number 1.............................................  18
 Shareowner Proposal Number 2.............................................  20
 Shareowner Proposal Number 3.............................................  21
 Shareowner Proposal Number 4.............................................  24
PERFORMANCE GRAPH.........................................................  27
EXECUTIVE COMPENSATION....................................................  28
 Board Compensation Committee Report on Executive Compensation............  28
 Summary Compensation Table...............................................  35
 Long-Term Incentive Plans - Awards in Last Fiscal Year...................  37
 Option Grants in Last Fiscal Year........................................  38
 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
   Values.................................................................  39
 Pension Plans............................................................  39
 Executive Employment Agreements and Other Arrangements...................  41
OTHER MATTERS.............................................................  45

Lucent Technologies Inc.
Executive Offices
600 Mountain Avenue


                                 [LOGO OF LUCENT TECHNOLOGIES APPEARS HERE]

Murray Hill, New Jersey 07974

                                PROXY STATEMENT

-------------------------------------------------------------------------------

  These proxy materials are furnished in connection with the solicitation by the Board of Directors of Lucent Technologies Inc. ("Lucent" or the "Company"), a Delaware corporation, of proxies to be voted at the Company's 1999 Annual Meeting of Shareowners (the "Annual Meeting" or "Meeting") and at any meeting following adjournment thereof.

  You are cordially invited to attend Lucent's Annual Meeting of Shareowners on February 17, 1999, beginning at 9:00 a.m. E.S.T. Shareowners will be admitted beginning at 8:00 a.m. The Meeting will be held in the Playhouse Theatre located in the Du Pont Building, 10th and Market Streets, Wilmington, Delaware 19801. The Playhouse Theatre is accessible to handicapped persons and we will provide wireless headsets for hearing amplification.

  You will need an admission ticket to enter the Meeting. For Shareowners of record, an admission ticket is attached to the proxy card sent to you. If you plan to attend the Meeting in person, please retain the admission ticket. A map and directions to the Meeting can be found on the admission ticket.

  If your Shares are held in the name of a bank, broker or other holder of record and you plan to attend the Meeting in person, you may obtain an admis-sion ticket in advance by sending a written request, along with proof of own-ership, such as a bank or brokerage account statement, to the Company's Trans-fer Agent, The Bank of New York, Church Street Station, P.O. Box 11009, New York, New York 10286. Shareowners who do not have admission tickets will be admitted following verification of ownership at the door.

  The Company's 1998 fiscal year began on October 1, 1997 and ended September 30, 1998. All references in this Proxy Statement to the year 1998 or fiscal 1998 refer to the twelve-month period from October 1, 1997 through September 30, 1998.

  This Proxy Statement and accompanying forms of proxy and voting instructions are being mailed to holders of the Company's common stock ("Common Shares" or "Shares") on the record date, which is December 22, 1998 (the "Record Date").

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

PROXIES

  YOUR VOTE IS IMPORTANT. Because many Shareowners cannot attend the Meeting in person, it is necessary that a large number be represented by proxy. Most Shareowners have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for Shareowners of record will close at 8:00 a.m. on the morning of the Meeting.

  You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary, by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the Meeting. By providing your voting instructions promptly, you may save the Company the expense of a second mailing.

  The Internet and telephone voting procedures are designed to authenticate Shareowners by use of a Control Number and to allow Shareowners to confirm that their instructions have been properly recorded.

  The method by which you vote will in no way limit your right to vote at the Meeting if you later decide to attend in person. If your Shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Meeting.

  All Shares entitled to vote and represented by properly completed proxies received prior to the Meeting and not revoked will be voted at the Meeting in accordance with your instructions. IF NO INSTRUCTIONS ARE INDICATED ON A PROP-ERLY COMPLETED PROXY, THE SHARES REPRESENTED BY THAT PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

  If any other matters are properly presented at the Annual Meeting for con-sideration, including, among other things, consideration of a motion to ad-journ the Annual Meeting to another time or place, the persons named as prox-ies and acting thereunder will have discretion to vote on those matters ac-cording to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this Proxy Statement went to press, the Company did not anticipate that any other matters would be raised at the Meeting.

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT


SHAREOWNERS ENTITLED TO VOTE

  Shareowners at the close of business on the Record Date are entitled to no-tice of and to vote at the Annual Meeting.

  On October 1, 1998, there were 1,316,414,445 Common Shares outstanding. Each Common Share is entitled to one vote on each matter properly brought before the Meeting.

  For BuyDIRECT SM participants: If you are a participant in the BuyDIRECT div-idend reinvestment and stock purchase plan ("BuyDIRECT"), Common Shares held in your BuyDIRECT account are included on, and may be voted through, the proxy card accompanying this mailing. This plan's administrator, as the Shareowner of record, will vote only plan Shares for which it has received directions to vote from plan participants.

  For Lucent Plan Participants: If you are a participant in the Lucent Long Term Savings Plan for Management Employees, Lucent Long Term Savings and Secu-rity Plan, Lucent Retirement Savings Plan, Lucent Employee Stock Purchase Plan ("ESPP"), Lucent Long Term Savings and Security Employee Stock Ownership Trust or the Lucent Employee Stock Ownership Plan, you will receive one proxy card for all Shares you own through those plans or in an ESPP account. That proxy card will serve as a voting instruction card for the trustees or administra-tors of those plans where all accounts are registered in the same name. If you own Shares through these plans or in an ESPP account and do not vote, the re-spective plan trustees will vote the plan Shares in the same proportion as Shares for which instructions were received under each plan and Shares held in an ESPP account will be voted in accordance with normal brokerage industry practices.

  If you hold Lucent Shares through any other company's stock purchase or sav-ings plan, you will receive voting instructions from that plan's administra-tor. Please sign and return those instructions promptly to assure that your Shares are represented at the Meeting.

  In accordance with Delaware law, a list of Shareowners entitled to vote at the Meeting will be available at the Playhouse Theatre on February 17, 1999, and for 10 days prior to the Meeting, between the hours of 9 a.m. and 4 p.m. at the offices of Corporation Service Company, 1013 Centre Street, Wilmington, Delaware, 19805.

REQUIRED VOTE

  The presence, in person or by proxy, of the holders of a majority of the Shares entitled

SM BuyDIRECT is a service mark of The Bank of New York

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

to vote generally for the election of Directors is necessary to constitute a quorum at the Meeting. Abstentions and broker "non-votes" are counted as pres-ent and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

  A plurality of the votes duly cast is required for the election of Directors (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions and broker "non-votes" are not counted for purposes of the elec-tion of Directors.

  The affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote is required to approve the Directors' proposal to in-crease the number of authorized Common Shares. The affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy and entitled to vote is required to approve the other matters to be acted upon at the Meeting. An abstention is counted as a vote against the Di-rectors' proposal and such other matters. A broker "non-vote" is counted as a vote against the Directors' proposal and is not counted for purposes of ap-proving the other matters.

MULTIPLE COPIES OF ANNUAL
REPORT TO SHAREOWNERS

  The Company's 1998 Annual Report to Shareowners has been mailed to Shareowners. If more than one copy of the Annual Report was sent to your ad-dress and you wish to reduce the number of reports you receive and save the Company the cost of producing and mailing these reports, we will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s), or follow the instructions provided when you vote over the Internet or by telephone.

  At least one account at your address must continue to receive the Annual Re-port, unless you elect to view future Annual Reports over the Internet. Mail-ing of dividends, dividend reinvestment statements, proxy materials and spe-cial notices will not be affected by your election to discontinue duplicate mailings of the Annual Report. To discontinue or resume the mailing of an An-nual Report to an account, call the Lucent Shareowner Services toll-free num-ber, 1-888-LUCENT6.

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT


  If you own Common Shares through a bank, broker or other holder of record and receive more than one Lucent Annual Report, contact the holder of record to eliminate duplicate mailings.

ELECTRONIC ACCESS TO PROXY
MATERIALS AND ANNUAL REPORT

  This Notice of Annual Meeting and Proxy Statement and the 1998 Annual Report are available on Lucent's Internet site at HTTP://WWW.LUCENT.COM/
NEWS/INVESTOR/INVESTOR.SHTML. Most Shareowners can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

  If you are a Shareowner of record, you can choose this option and save the Company the cost of producing and mailing these documents by checking the ap-propriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. You can also choose between paper documents and electronic access by calling the Lucent Shareowner Services toll-free number, 1-888-LUCENT6. If you hold your Shares through a bank, bro-ker or other holder of record, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

  If you are a Shareowner of record and choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those ma-terials.

  Most Shareowners who hold their Shares through a bank, broker or other holder of record and who elect electronic access will receive an e-mail next year containing the Internet address to use to access Lucent's proxy statement and annual report.

COST OF PROXY SOLICITATION

  The cost of soliciting proxies will be borne by the Company. Proxies may be solicited on behalf of the Company by Directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. The Company has engaged the firm of Morrow & Co. to assist the Company in the dis-tribution and solicitation of proxies. The Company has agreed to pay Morrow & Co. a fee of $15,000 plus expenses for these services.

  In accordance with the regulations of the SEC and the New York Stock Ex-change (the "NYSE"), the Company also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

proxy materials to beneficial owners of Common Shares.

ADVANCE NOTICE PROCEDURES

  Under the Company's By-Laws, nominations for Director may be made only by the Board or a Board committee, or by a Shareowner entitled to vote who delivered notice to the Company between October 20 and November 19, 1998, in the case of the 1999 Meeting, and not less than 45 days nor more than 75 days prior to the first anniversary of the record date for the preceding year's annual meeting, in the case of future annual meetings. For Lucent's meeting in the year 2000, the Company must receive this notice on or after October 8, 1999, and on or before November 7, 1999.

  The By-Laws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by a Shareowner entitled to vote who has delivered notice to the Company (contain-ing certain information specified in the By-Laws) within the time limits de-scribed above for delivering notice of a nomination for the election of a Di-rector. These requirements apply to any matter that a Shareowner wishes to raise at an annual meeting other than pursuant to the procedures in SEC Rule 14a-8.

  A copy of the full text of the By-Law provisions discussed above may be ob-tained by writing to the Corporate Secretary, 600 Mountain Avenue, Room 3C-515, Murray Hill, New Jersey 07974.

SHAREOWNER COMMUNICATIONS

  Highlights of the Meeting will be included in a quarterly report to Shareowners following the Meeting. You can obtain a transcript of the Meeting by writing to Shareowner Meeting Transcript Requests, 600 Mountain Avenue, Room 3C-515, Murray Hill, New Jersey 07974.

  As a Shareowner, your comments pertaining to any aspect of Company business are welcome. Space is provided for this purpose on the proxy card given to Shareowners of record. Although Shareowner comments are not answered on an in-dividual basis, they do assist Company management in understanding the con-cerns of Shareowners.

SHAREOWNER ACCOUNT
MAINTENANCE

  The Company's Transfer Agent is The Bank of New York. All communications concerning accounts of Shareowners of rec-

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

ord, including address changes, name changes, inquiries as to requirements to transfer Common Shares and similar issues can be handled by calling the Lucent Shareowner Services toll-free number, 1-888-LUCENT6. For other Company information, Shareowners can visit Lucent's Internet site at HTTP://WWW.LUCENT.COM.
                           GOVERNANCE OF THE COMPANY

-------------------------------------------------------------------------------
  Pursuant to the Delaware General Corporation Law and the Company's By-Laws, the business, property and affairs of the Company are managed under the direc-tion of the Board of Directors. Members of the Board are kept informed of the Company's business through discussions with the Chairman and officers, by re-viewing materials provided to them and by participating in meetings of the Board and its committees.

  During fiscal 1998, the Board held eight meetings and the committees held a total of ten meetings. The average attendance in the aggregate of the total number of Board and committee meetings was 99%.

COMMITTEES OF THE BOARD OF DIRECTORS

  During fiscal 1998, the Board of Directors had two ongoing committees: an Audit and Finance Committee and a Corporate Governance and Compensation Com-mittee.

  The Audit and Finance Committee meets with management to consider the ade-quacy of the Company's internal controls and the objectivity of its financial reporting. The committee also meets with the independent auditors and with ap-propriate Company financial personnel and internal auditors regarding these matters. The Audit and Finance Committee recommends to the Board the appoint-ment of the independent auditors. Both the internal auditors and the indepen-dent auditors regularly meet privately with the committee and have unre-stricted access to the committee. The Audit and Finance Committee reviews the Company's financing plans and reports recommendations to the full Board for approval and to authorize action. The Audit and Finance Committee met five times in 1998.

  The functions of the Corporate Governance and Compensation Committee (the "Compensation Committee" or the "Committee") include: recommending to the full Board nominees for election as Directors of the Company, making recommenda-tions to the Board

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

from time to time as to matters of corporate governance, administering manage-ment incentive compensation plans, establishing the compensation of officers and reviewing the compensation of Directors. The Committee will consider qual-ified candidates for Director suggested by Shareowners in written submissions to the Corporate Secretary of the Company. The Corporate Governance and Com-pensation Committee met five times in 1998.

COMPENSATION OF DIRECTORS

  During 1997, the Company determined that it was appropriate to review the Director compensation arrangements established prior to the Company's spin-off (the "Spin-Off") from AT&T Corp. ("AT&T") in 1996. As part of this review, the Company retained an outside consultant to prepare a study showing the director compensation policies of a number of high-tech and other peer group companies. Based on that study and other factors, including the amount of time spent on Company business, the Committee determined that the Directors' compensation should be increased.

  Accordingly, with respect to fiscal 1998, all non-employee Directors received an annual Board retainer of $100,000. The Chair of each committee described in the previous section received an additional annual retainer of $10,000. The annual Board retainer and the additional annual retainer for committee Chairs were payable fifty percent (50%) in cash (the "Cash Retainer") and fifty percent (50%) in Common Shares in accordance with the Company's Stock Retainer Plan for Non-Employee Directors. In addition, each non-employee Director received Common Shares having a value of $50,000.

  Under the Company's Deferred Compensation Plan, non-employee Directors may defer all or a portion of their compensation to a deferred compensation ac-count (the "Account"). Directors may elect to defer the receipt of the Cash Retainer into a portion of the Account, the value of which is measured from time to time by the value of Common Shares (the "Company Shares Portion") or into a cash portion of the Account (the "Cash Portion") and to defer the re-ceipt of all or part of the retainer payable in Shares into the Company Shares Portion of the Account. The Company Shares Portion is credited on each divi-dend payment date for Common Shares with a number of units representing Common Shares equivalent in market value to the amount of the dividend on the Common Shares

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

then credited in the Account. The Cash Portion of the Account earns interest, compounded quarterly at an annual rate equal (a) to 120% of the average inter-est rate for 10-year U.S. Treasury notes for the previous quarter, in the case of deferrals after October 1, 1997, and (b) to the average interest rate for 10-year U.S. Treasury notes for the previous quarter plus 5%, in the case of deferrals on or before that date. Interest rates for deferrals to the Cash Ac-count may be revised by the Board. All distributions from the Company Shares Portion will be made in Shares, unless the Company decides otherwise. For fis-cal 1998, the portion of the interest accrued on Mr. Schacht's balance in the Cash Portion of his Account that constitutes above-market interest was $45,749. In the event of a Potential Change in Control as defined in the plan, the Company's Deferred Compensation Plan will be supported by a benefits pro-tection grantor trust, the assets of which will be subject to the claims of the Company's creditors.

  Beginning in fiscal 1999, non-employee Directors will receive an annual re-tainer of $100,000 plus an option to purchase 2,500 Shares. Directors may elect to receive between 50% and 100% of the $100,000 in Shares or an option to purchase Shares. Any remainder will be paid in cash. Any such option will enable the Director to purchase a number of Shares equal to three times the number of Shares that could be purchased with the portion of the retainer elected to be received as an option. The exercise price per Share under such an option will be the fair market value of a Share on the date of grant. Op-tions will generally become exercisable on the six-month anniversary of the date of grant and will have a ten-year term.

  The Company also maintains a general insurance policy that provides non-em-ployee Directors with travel accident insurance when on Company business. A non-employee Director may purchase life insurance sponsored by the Company. The Company will share the premium expense with the non-employee Director; however, all Company contributions will be returned to the Company at the ear-lier of (a) the non-employee Director's death or (b) the later of age 70 or ten years from the policy's inception. This benefit will continue after the non-employee Director's retirement from the Company's Board of Directors.

  The current Directors of the Company who were formerly directors of AT&T were entitled to an annual retirement benefit under the AT&T Pension

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

Plan for Directors (the "Pension Plan"), equal to their annual retainer at re-tirement from the AT&T Board, provided they attained five years service. In connection with the Spin-Off, the Company assumed AT&T's liabilities under the Pension Plan and agreed to credit the Directors' years of service as Directors of both AT&T and the Company in the determination of years of service. The benefit was to begin at the later of age 70 or retirement and was payable for life. Effective October 5, 1997, the Board terminated the Pension Plan. The amount of each Director's accrued benefit under the Pension Plan was credited to his or her Account under the Deferred Compensation Plan. Except as de-scribed above, the Company does not have a retirement plan for non-employee Directors.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER
PARTICIPATION

  During Lucent's 1998 fiscal year, all of the Company's independent Directors served on the Compensation Committee. Franklin A. Thomas was the Chairman of the Committee. The other Committee members were: Paul A. Allaire, Carla A. Hills, Drew Lewis, Paul H. O'Neill, Donald S. Perkins and John A. Young. Ef-fective October 13, 1997, Patricia F. Russo, Executive Vice President, Strate-gy, Business Development and Corporate Operations, became a director of Xerox Corporation, of which Mr. Allaire is Chairman and Chief Executive Officer. During fiscal 1998, Mrs. Russo was also a member of the Executive Compensation and Benefits Committee as well as the Nominating Committee of Xerox Corpora-tion. In addition, Henry B. Schacht, former Chairman of the Board and Chief Executive Officer of the Company, is a director of Aluminum Company of Ameri-ca, of which Mr. O'Neill is Chairman of the Board and Chief Executive Officer.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  Upon recommendation of the Audit and Finance Committee, the Board has reap-pointed PricewaterhouseCoopers LLP ("PwC") as the independent public account-ing firm to audit the Company's financial statements for the fiscal year be-ginning October 1, 1998.

  Representatives of PwC will be present at the Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT


requires the Company's Directors and executive officers to file reports of holdings and transactions in Shares with the SEC and the NYSE. Based on Com-pany records and other information, the Company believes that all SEC filing requirements applicable to its Directors and executive officers with respect to the Company's 1998 fiscal year were met.

                  SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS

-------------------------------------------------------------------------------

  The following table sets forth information concerning the beneficial owner-ship of the Company's Common Shares as of October 1, 1998, for: (a) each in-cumbent Director and each of the nominees for Director; (b) the four most highly compensated executive officers who are not also Directors; and (c) the Directors and executive officers as a group. Except as otherwise noted, the named individual or family members had sole voting and investment power with respect to such securities.

                                          NUMBER OF COMMON SHARES
                                      --------------------------------
                                      BENEFICIALLY DEFERRAL
                NAME                  OWNED (1)(2) PLANS (3) TOTAL (2)
------------------------------------  ------------ --------- ---------
                (a)
Richard A. McGinn                        231,210         0     231,210
Paul A. Allaire                           23,164         0      23,164
Carla A. Hills                             5,298    25,160      30,458
Drew Lewis                                40,000    10,958      50,958
Paul H. O'Neill                            2,000     5,419       7,419
Donald S. Perkins (4)                  4,141,962    16,564   4,158,526
Henry B. Schacht                         692,422     6,319     698,741
Franklin A. Thomas                           730    22,337      23,071
John A. Young                                  0     5,777       5,777
                (b)
Daniel C. Stanzione                       96,179         0      96,179
Ben Verwaayen                                  1         0           1
Donald K. Peterson                        66,572     2,946      69,518
Patricia F. Russo                            166         0         166
                (c)
Directors and Executive
Officers as a Group (14 persons) (4)   5,417,369    97,220   5,514,589

FOOTNOTES

1. No individual Director or nominee for Director or officer identified above beneficially owns 1% or more of the outstanding Common Shares, nor do the Directors and executive officers as a group. The Company does not know of any person who beneficially owns more than 5% of the outstanding Common Shares.

2. Includes beneficial ownership of 217,292 Shares by Mr. McGinn, 690,566 Shares by Mr. Schacht, 91,200 Shares by Mr. Stanzione, 66,571 Shares by Mr. Peterson and 1,181,833 Shares by all executive officers as a group that may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

3. Represents amounts held in share accounts under the Company's Deferred Compensation Plan. The value of these accounts depends directly on the market price of Shares.

4. Mr. Perkins, as an investment company trustee, has shared voting power over 4,130,500 of the Common Shares shown.

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

                             ELECTION OF DIRECTORS

-------------------------------------------------------------------------------

  The Board of Directors is divided into three classes, currently consisting of three Directors each, whose terms expire at successive annual meetings. Three Directors will be elected at the Annual Meeting to serve for a three-year term expiring at the Company's annual meeting in the year 2002.

  The persons named in the enclosed proxy intend to vote such proxy for the election of each of the three nominees named below, unless you indicate that your vote should be withheld from any or all of them. Each nominee elected as a Director will continue in office until his or her successor has been duly elected and qualified, or until the earliest of his or her death, resignation or retirement.

  The Board of Directors has proposed the following nominees for election as Directors at the Annual Meeting.

  NOMINEES FOR TERMS EXPIRING AT THE ANNUAL MEETING TO BE HELD IN THE YEAR
2002:

  PAUL A. ALLAIRE
  HENRY B. SCHACHT
  JOHN A. YOUNG

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE-NAMED NOMINEES FOR ELECTION AS DIRECTORS.

  The Company expects each nominee for election as a Director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve if elected, proxies will be voted in favor of the remainder of those nominated.

  Beginning on the next page, the principal occupation and certain other in-formation are set forth regarding such nominees and other Directors whose terms of office will continue after the Annual Meeting. Information about the Share ownership of the nominees and other Directors can be found on page 11.

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

-------------------------------------------------------------------------------
                      NOMINEES FOR TERMS EXPIRING IN 2002

-------------------------------------------------------------------------------
[PHOTO OF PAUL A. ALLAIRE APPEARS HERE]

                    PAUL A. ALLAIRE, Director of Lucent since 1996. Chairman of the Board and Chief Executive Officer of Xerox Corpora-tion (document processing services and products) since 1991. Director of Sara Lee Corp., SmithKline Beecham p.l.c. and J.P. Morgan & Co., Inc. Committees: Member of the Audit and Finance and Corporate Governance and Compen-sation Committees. Age: 60.

                                -----------------------------------


[PHOTO OF HENRY B. SCHACHT APPEARS HERE]

                    HENRY B. SCHACHT, Director of Lucent since 1996. Chairman of the Board of Lucent from 1996 to February 1998. Chief Executive Officer of Lucent from 1996 to October 1997. Chairman (1977-1995) and Chief Executive Officer (1973-
                    1994) of Cummins Engine Company, Inc. Director of The Chase Manhattan Corporation and The Chase Manhattan Bank, N.A., Aluminum Company of America (Alcoa), Cummins Engine Company, Inc. and Johnson & Johnson. Age: 64.



                                -----------------------------------

[PHOTO OF JOHN A. YOUNG APPEARS HERE]

                    JOHN A. YOUNG, Director of Lucent since 1996. Vice-Chair-man of Novell, Inc. since 1997. Retired President and Chief Executive Officer of Hewlett-Packard Company (manu-facturer of measurement and computation products) (1978-
                    1992). Director of Wells Fargo Bank, Wells Fargo & Co., Chevron Corp., International Integration Incorporated, SmithKline Beecham p.l.c., Affymetrix, Inc. and Novell, Inc. Committees: Member of the Corporate Governance and Compensation Committee. Age: 66.

-------------------------------------------------------------------------------

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

-------------------------------------------------------------------------------
                   DIRECTORS WHOSE TERMS WILL EXPIRE IN 2000
-------------------------------------------------------------------------------

[PHOTO OF CARLA A. HILLS APPEARS HERE]

                    CARLA A. HILLS, Director of Lucent since 1996. Chairman and Chief Executive Officer of Hills & Company (interna-tional consultants) since 1993, United States Trade Repre-sentative (1989-1993). Director of American International Group, Inc., Chevron Corp. and Time Warner Inc. Commit-tees: Member of the Corporate Governance and Compensation Committee. Age: 64.


                                -----------------------------------

[PHOTO OF DREW LEWIS APPEARS HERE]


                    DREW LEWIS, Director of Lucent since 1996. Retired Chair-man of the Board and Chief Executive Officer of Union Pa-cific Corporation (rail transportation and trucking) (1987-1996). Director of American Express Company, Aegis Communications Group, Inc., FPL Group, Inc., Gannett Co., Inc., Union Pacific Resources Group Inc., Millennium Bank and Gulfstream Aerospace Corporation. Committees: Member of the Audit and Finance and Corporate Governance and Com-pensation Committees. Age: 67.


                                -----------------------------------


[PHOTO OF DONALD S. PERKINS APPEARS HERE]

                    DONALD S. PERKINS, Director of Lucent since 1996. Retired Chairman of the Board and Chief Executive Officer of Jewel Companies, Inc. (diversified retailer) (1970-1980). In 1995, Mr. Perkins served as Non-Executive Chairman of Kmart Corp. Director of Aon Corp., Cummins Engine Company, Inc., LaSalle Hotel Properties, Nanophase Technologies Corporation, The Putnam Funds, Ryerson Tull Inc. and Springs Industries, Inc. Committees: Chairman of the Audit and Finance Committee and Member of the Corporate Gover-nance and Compensation Committee. Age: 71.

-------------------------------------------------------------------------------

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT


-------------------------------------------------------------------------------
                   DIRECTORS WHOSE TERMS WILL EXPIRE IN 2001
-------------------------------------------------------------------------------

[PHOTO OF RICHARD A. MCGINN APPEARS HERE]

                    RICHARD A. MCGINN, Chairman of the Board and Chief Execu-tive Officer of Lucent since February 1998, and Chief Ex-ecutive Officer and President of Lucent since October 1997. President and Chief Operating Officer of Lucent from 1996 to October 1997 and Director of Lucent since 1996. Executive Vice President of AT&T and Chief Executive Offi-cer of the AT&T Network Systems Group (1994-1996), Presi-dent and Chief Operating Officer of the AT&T Network Sys-tems Group (1993-1994), Senior Vice President of the AT&T Network Systems Group (1991-1993). Director of Oracle Cor-poration and American Express Company. Age: 52.


                                -----------------------------------


[PHOTO OF PAUL H. O'NEILL APPEARS HERE]

                    PAUL H. O'NEILL, Director of Lucent since 1996. Chairman of the Board and Chief Executive Officer of Aluminum Com-pany of America (Alcoa) (production of aluminum) since 1987. Chairman of the Rand Corporation. Director of East-man Kodak Company, the National Association of Securities Dealers, Inc., the Gerald R. Ford Foundation and Manpower Demonstration Research Corporation. Committees: Member of the Audit and Finance and Corporate Governance and Compen-sation Committees. Age: 63.

                                -----------------------------------

[PHOTO OF FRANKLIN A. THOMAS APPEARS HERE]

                    FRANKLIN A. THOMAS, Director of Lucent since 1996. Consul-tant to the TFF Study Group since 1996 (a non-profit ini-tiative assisting development in southern Africa). Retired President of The Ford Foundation (1979-1996). Director of Aluminum Company of America (Alcoa), Citigroup N.A., Cummins Engine Company, Inc. and PepsiCo, Inc. Committees:
                    Chairman of the Corporate Governance and Compensation Com-mittee and Member of the Audit and Finance Committee. Age:
                    64.


-------------------------------------------------------------------------------

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

                  DIRECTORS' PROPOSAL TO APPROVE AN AMENDMENT
                      TO THE CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
  The Board of Directors believes that it is in the Company's best interest to approve a proposal to amend the Company's Certificate of Incorporation (the "Certificate") to increase the number of Shares the Company is authorized to issue from 3 billion to 6 billion.

  As of October 1, 1998, approximately 1.3 billion of the Company's 3 billion currently authorized Shares were issued and outstanding. Of the remaining au-thorized Shares, approximately 400 million were reserved for issuance in con-nection with the Company's stock-based compensation plans.

  During 1998, the Company effected a 2-for-1 stock split following a signifi-cant increase in the market price for Shares from the price at the time of the Company's initial public offering in 1996. From the time we announced that stock split through the date this proxy statement went to press, the market price for Shares increased further. The current number of authorized Common Shares that are not outstanding or reserved is not sufficient to enable the Company to complete another 2-for-1 stock split. Although we cannot guarantee that Lucent's stock price will continue to rise or that the Board would de-clare a stock split at any specific price or at all, the Board believes that the increase in the number of authorized Shares will provide the Company with the flexibility necessary to maintain a reasonable stock price through future stock splits (effected in the form of a stock dividend) without the expense of a special Shareowner meeting or having to wait until the next annual meeting.

  Since the Spin-Off, Lucent has acquired a number of companies as part of im-plementing its strategy to broaden its portfolio of product offerings, to aug-ment its technological capabilities and to expand its geographic markets and distribution channels. The Company has stated that, as part of its strategy, it may acquire additional companies for these and other business reasons. From time to time, we pay for acquisitions with Lucent Shares. The Board believes that the proposed increase in the number of authorized Shares is desirable to maintain the Company's flexibility in choosing how to pay for acquisitions and other corporate actions such as equity offerings to raise capital and adoption of additional benefit plans. The Board will determine

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

the terms of any such issuance of additional Shares.

  If this proposal is approved, all or any of the authorized Shares may be is-sued without further action by the Shareowners (unless such approval is re-quired by applicable law or regulatory authorities) and without first offering such Shares to the Shareowners for subscription. The issuance of Shares other-wise than on a pro-rata basis to all Shareowners would reduce the proportion-ate interest in the Company of each Shareowner.

  We have not proposed the increase in the authorized number of Shares with the intention of using the additional Shares for anti-takeover purposes, al-though the Company could theoretically use the additional Shares to make more difficult or to discourage an attempt to acquire control of the Company.

  If this proposal is approved, Section 1 of Article IV of the Certificate will be amended to read as follows:

  Section 1. The Corporation shall be authorized to issue 6,250,000,000 shares of capital stock, of which 6,000,000,000 shares shall be shares of Common Stock, $.01 par value ("Common Stock"), and 250,000,000 shares shall be shares of Preferred Stock, $1.00 par value ("Preferred Stock").

  The Company does not have any current plans, agreements or understandings for stock issuances which in the aggregate would involve the use of a number of Shares that exceeds the amount currently authorized but unissued.

  The Board has unanimously adopted resolutions setting forth the proposed amendment to the Certificate, declaring its advisability and directing that the proposed amendment be submitted to the Shareowners for their approval at the Annual Meeting. If adopted by the Shareowners, the amendment will become effective upon filing of an appropriate certificate with the Secretary of State of the State of Delaware.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREOWNERS SPECIFY OTHERWISE IN THEIR PROXIES.

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

                             SHAREOWNER PROPOSALS
-------------------------------------------------------------------------------

  Lucent receives Shareowner proposals throughout the year. Some may be with-drawn by the proponent or are otherwise excludable. In 1998, the National Council of Churches of Christ and two co-filers submitted a proposal relating to the publication of a diversity report. This proposal was withdrawn after discussions with management. Lucent already has materials available that re-late to its diversity compliance programs. Shareowners can write to the Com-pany at 600 Mountain Avenue, Room 3C-515, Murray Hill, New Jersey 07974 for copies of pertinent diversity materials.

  Any Shareowner who intends to present a proposal at the annual meeting in the year 2000, and who wishes to have the proposal included in the Company's proxy statement for that meeting, must deliver the proposal to the Corporate Secretary at the above address, not later than August 24, 1999. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

                         SHAREOWNER PROPOSAL NUMBER 1

-------------------------------------------------------------------------------

  Mrs. Evelyn Y. Davis, having an office at the Watergate Office Building, Suite 215, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, beneficial owner of 200 Common Shares, has proposed the adoption of the following resolu-tion and has furnished the following statement in support of her proposal:


RESOLVED: "That the shareholders of Lucent Technologies recommend that the Board of Directors take the necessary steps to reinstate the election of di-rectors ANNUALLY, instead of the stagger system which was recently adopted."

REASONS:

  "Many New York Stock Exchange listed corporations elect all their directors each year."

  "This insures that ALL directors will be more accountable to ALL sharehold-ers each year and to a certain extent prevents the self-perpetuation of the Board."

  "A.T.T. has annual election of ALL directors."

  "We do have a good Board of Directors but they should be willing to stand for election EVERY year."

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT


  "Last year the owners of 185,553,493 shares, representing approximately 44.5% of shares voting, voted FOR this proposal."

  "If you AGREE, please mark your proxy FOR this resolution."

                               COMPANY RESPONSE

-------------------------------------------------------------------------------

  YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS PROPOSAL.

  When the Company was formed in 1996, it was determined that it was appropri-ate and in the best interests of the new company's Shareowners to have a clas-sified board. The Company operates in a highly competitive industry in which there is significant merger and acquisition activity. In addition, there has been considerable market volatility during the past fiscal year. The Board of Directors continues to believe that a classified board remains, at this time, an appropriate measure to reduce the ability of a third party to effect a sud-den, unsolicited bid for control or other unanticipated action which the Board determines is not in the best interests of Shareowners. The staggered board system may place the Company in a better position to negotiate with the propo-nent to obtain a transaction on more favorable terms for Shareowners. It may give the Board more time to consider alternatives that might provide greater Shareowner value.

  The Board believes that directors who are elected to three-year terms are just as accountable to Shareowners as directors who are elected on an annual basis. We have fiduciary duties that do not depend on how often we are elect-ed.

  Approval of this proposal would require the affirmative vote of a majority of the Shares present in person or by proxy and entitled to vote at the Annual Meeting. However, because this proposal is only a recommendation, approval of the proposal would not automatically repeal the classified board. Eliminating the classified board would require Board action and a subsequent Shareowner vote.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREOWNER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREOWNERS SPECIFY OTHERWISE IN THEIR PROXIES.

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT


                         SHAREOWNER PROPOSAL NUMBER 2

-------------------------------------------------------------------------------

  Mr. Robert D. Morse, with an address of 212 Highland Avenue, Moorestown, NJ 08057, beneficial owner of 1,314 Common Shares, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

  I propose that the Officers and Directors consider the discontinuance of all bonuses immediately, and options, rights, SAR's, etc. after termination of any existing programs for top management.

  This does not include any programs for employees.

REASONS:

  Management and Directors are compensated enough to buy on open market, just as you and I, if they are motivated.

  Management is already well paid with base pay, life insurance, retirement plans, paid vacations, free use of vehicles, etc.

  Options, rights, SAR's, etc. are available elsewhere, and a higher offer would induce transfers, not necessarily "hold and retain" qualified persons.


  Comparison with "peer groups", [other similar companies] pay is unfair, as other management could be better or worse. Would they also accept mistakes of others?

  "Align management with shareowners" is a repeated ploy or "line" to lull us as to continually increasing their take of our assets. Do we get any purchase options at previous rates?

  Please vote YES for this proposal.

  If officers filled out a daily work sheet, what would the output show?

                               COMPANY RESPONSE

-------------------------------------------------------------------------------

  YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS PROPOSAL.

  We have developed an executive compensation program that we believe encour-ages our executives to make responsible business decisions which result in Company performance that benefits our Shareowners. The program provides these incentives by linking a portion of each executive's compensation to the Company's financial performance. This is done by granting equity-based awards such as stock options and making bonus

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

payments that depend on the extent to which the Company meets an objective fi-nancial performance measure, such as an earnings per Share goal. With these types of awards, our executives benefit when the value of your Shares increas-es. We believe that providing these kinds of incentives will encourage actions by executives which benefit all Shareowners in a way that base salaries and the kinds of benefits that Mr. Morse would allow us to provide would not.

  We also believe that our executive compensation program is competitive with those of companies with which we compete for executive talent. It must remain competitive. If it does not, we believe the Company will be less successful attracting and retaining the executive talent it needs to be a market leader. While a compensation package including bonuses and stock options will not al-ways retain an executive, we believe that these types of compensation packages are an appropriate tool to use in seeking to maximize Shareowner value.

  For these reasons, we believe that it is not in the Shareowners' interest to adopt this proposal and urge you to vote against it.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREOWNER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREOWNERS OTHERWISE SPECIFY IN THEIR PROXIES.

                         SHAREOWNER PROPOSAL NUMBER 3
-------------------------------------------------------------------------------

  The General Pension Board of the United Methodist Church with an address of 1201 Davis Street, Evanston, IL 60201-4118, beneficial owner of 564,641 Common Shares, has proposed the adoption of the following resolution and has fur-nished the following statement in support of its proposal:

  RESOLVED, that the shareholders of the Corporation request that the board of directors adopt and implement a policy requiring all proxies, ballots and vot-ing tabulations that identify how shareholders voted be kept confidential, ex-cept when disclosure is mandated by law, or such disclosure is expressly re-quested by a shareholder, or during a contested election for the board of di-rectors, and that the tabulators and the inspectors of election be independent and not the employees of the Corporation.

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT


STATEMENT IN SUPPORT

  The confidential ballot is fundamental to the American political system. The reason for this protection is to ensure that voters are not subjected to ac-tual or perceived coercive pressure. We believe that this fundamental princi-ple of the confidential ballot should be applied to public corporations. While we make no imputation that our company's management has acted coercively, the existence of this possibility is sufficient to justify confidentiality.

  Many excellent companies, such as Coca-Cola Co., Dow Chemical, Georgia-Pa-cific Corp., Gillette, Kimberly Clark, Louisiana Pacific, and Quaker Oats, use confidential voting. The number of companies now using some form of confiden-tial voting is up to 174 out of 1800 companies in, the Investor Responsibility Research Center's (IRRC) current research universe. About 29 percent of Stan-dard & Poor's 500 companies use some form of secret ballot. (IRRC, March 1997)


  In 1997, the Investor Responsibility Research Center also reported that con-fidential voting wins more support from institutional investors surveyed by IRRC than any other shareholder proposal. In IRRC's 1996 survey, 42 of the 56 institutions responding to the question (or 75 percent) said they consistently support confidential voting resolutions.

  This resolution would permit shareholders to voluntarily disclose their vote to management by expressly requesting such disclosure on their proxy cards. Additionally, shareholders may disclose their vote to any other person they choose. This resolution would merely restrict the ability of the corporation to have access to the vote of its shareholders without their specific consent.


  Many shareholders believe confidentiality of ownership is ensured when shares are held in street or nominee name. This is not always the case. Man-agement has various means of determining actual (beneficial) ownership. For instance, proxy solicitors have elaborate databases that can match account numbers with the identity of some owners. Moreover, why should shareholders have to transfer their shares to nominees in an attempt to maintain confiden-tiality? In our opinion this resolution is the only way to ensure a secret ballot for all shareholders irrespective of how they choose to hold their shares.

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

                               COMPANY RESPONSE
-------------------------------------------------------------------------------

  YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS PROPOSAL.

  We believe that our current procedures serve both the Company and our Shareowners. We believe that this proposal is not in the Shareowners' interest for the following reasons:

  LUCENT ALREADY HAS INDEPENDENT INSPECTORS OF ELECTION. When Lucent became an independent public company in 1996, we adopted a policy to use independent, non-employee inspectors of election, appointed annually by the Board of Direc-tors.

  WE VALUE OUR SHAREOWNERS. Proxies received for tabulation are kept at a se-cure location at our transfer agent. While our transfer agent forwards to us any proxy card which has been returned with written comments, we do not other-wise request access to individual proxy cards.

  MANY INDIVIDUAL SHARE-OWNERS WANT TO COMMUNICATE WITH MANAGEMENT. Approxi-mately two million individuals are Shareowners of record or employee Shareowners. We do not attempt to ascertain how an individual or employee Shareowner votes, and we would not coerce or pressure them. Individual Share-owners are candid in expressing their views to management. Shareowners fre-quently call or write to express their views and we attempt to respond individually. We also receive thousands of comments written on proxy cards. While we cannot respond to all of them, we do take these comments into consid-eration.

  MOST SHAREOWNERS CAN EFFECTIVELY CHOOSE TO BE ANONYMOUS. Any Shareowner who seeks anonymity can maintain Shares in a nominee name - such as through a bank or broker - all of which maintain the confidentiality of the name of the Shareowner on request. We believe it would be impossible for a proxy solicit-ing firm to determine how an individual Shareowner holding a typical number of Shares voted when confidentiality is so requested.

  INSTITUTIONAL INVESTORS' VOTING PATTERNS ARE IMPORTANT TO LUCENT. Certain of our institutional investors hold significant numbers of Lucent Shares. When these institutions decide to increase or reduce their position, this can have a significant impact on the market price of your Shares. Many of these insti-tutions represent members of the public, or vote shares beneficially owned by members of the public or hold Shares in a fiduciary capacity. Because corpo-rate voting is based on

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

the concept of one vote per share and not one vote per person, these institu-tions have a significantly greater ability to influence the outcome of the vote on a matter than an individual voting in a political election. Under these circumstances, we believe that it is appropriate for the Company to have the ability to determine how an institution votes so that we can open a dia-logue with the institution and seek to address their concerns as well as ours. However, in no circumstances would Lucent coerce an institution with which it has a commercial relationship in order to induce a particular vote.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREOWNER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREOWNERS OTHERWISE SPECIFY IN THEIR PROXIES.

                       SHAREOWNER PROPOSAL NUMBER 4

-------------------------------------------------------------------------------

  Mark Seidenberg, with an address of P.O. Box 6102, Woodland Hills, CA 91365, beneficial owner of 32 Common Shares, has proposed the adoption of the follow-ing resolution and has furnished the following statement in support of his proposal:

  The stockowners recommend the Board of Directors adopt these policies for all dealings with China:

  1. Goods or services produced in whole or in part by slave or forced labor shall not be acceptable for delivery to the corporation, its subsidiaries, af-filiates, or joint ventures. A suitable certificate of origin shall be re-quired.

  2. Goods provided by the corporation, its subsidiaries, affiliates or joint ventures shall not be sold to or otherwise provided to any facility utilizing slave or forced labor. A suitable certificate of use shall be required.

  3. The right of on-site inspection to determine the existence of slave or forced labor shall be vigorously pursued.

  4. The corporation shall cooperate promptly, energetically, and fully with the United States government and any international organization in their laws or policies to discourage the use of slave or forced labor.

SUPPORTING STATEMENT

  The arrest and expulsion of American Harry Wu by the Communist Chinese in 1995 was a wake-up call. He has tirelessly exposed the Chinese "laogai".

  Slave and forced labor are widespread in China. China's

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

laogai camps and factories include about 8,000,000 forced laborers. They pro-duce numerous products, including sophisticated machinery and electronics, and much of it is intended for export. The State of California has passed a law refusing to buy slave-made goods from overseas. The University of California has adopted the same policy. The U.S. Department of Energy has done so with regard to the National Laboratories (Los Alamos, Lawrence Livermore and Law-rence Berkeley).

  Lucent has multi-million dollar deals with China but has no comprehensive anti-slave labor policies, as proposed by this resolution. Here's what Lucent's current policy lacks:

--No by-laws or corporate article includes it.

--No board resolution includes it.

--No agreement with joint ventures or affiliates includes it.

--No specific written guidelines for buyers, sales personnel, or other employ-ees or agents covers all sales or purchases.

--No standard clause on it is in all purchase or sales contracts.

--No specific penalty for violations by customers, suppliers, employees, or agents exists.

--No relevant certificates of origin (for all purchases) or use (for all sales) are utilized.

  Much of Lucent's business is conducted overseas and is beyond the reach of U.S. law, but not beyond managerial control.

  A disturbing policy is found in Lucent's publication "Business Guideposts: A Personal Commitment": "Where local country laws contain mandatory requirements that differ from the provision from this code of conduct, such requirements prevail for employees working in those countries." In some countries, slave and forced labor is the law of the land. It sounds like Lucent accepts this?


  If you can imagine any convincing argument against having this proposed an-ti-slave labor policy, I can't. But somehow Lucent's board will think of some-thing. At the 1998 annual meeting, more than 31,800,000 shares voted for a similar resolution. Please do your own thinking and vote your own conscience.


                               COMPANY RESPONSE

-------------------------------------------------------------------------------

  YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS PROPOSAL.

  Lucent appreciates Mr. Seidenberg's concern with hu-

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

man rights issues. We have attempted to engage Mr. Seidenberg in a dialogue on his proposal to discuss our views and to articulate our policies that are re-sponsive to his proposal. In China, Lucent offers compensation packages that include above-market wages and generous benefits. In addition, working condi-tions at our locations in China have been cited as superior through various international certification processes. Further, Lucent already has guide-lines in place that more than satisfy the policy issues raised in the propos-al. They are:

  POLICY AGAINST IMPORTATION OF GOODS PRODUCED BY SLAVE LABOR. Lucent does not import goods produced by slave labor. In fact, most components that are used in our manufacturing operations in China are imported from the United States. The Tariff Act of 1930 and its related regulations, already prohibit importa-tion of goods manufactured by convict or forced labor.

  POLICY AGAINST CONDUCTING BUSINESS IN COUNTRIES WITH EXCESSIVE HUMAN RIGHTS VIOLATIONS. Our code of conduct requires us to conduct business ethically. We carefully consider the effect of doing business in countries where there may be human rights issues. If these existing conditions in any country would com-promise our ethical standards, it is unlikely that we would have a business presence in that country.

  ON-SITE INSPECTIONS. Our procurement practices already require that our sup-pliers meet certain prequalification requirements, which include on-site in-spections.

  COMPLIANCE WITH U.S. LAWS AND COOPERATION WITH INTERNATIONAL ORGANIZATIONS. We have subject matter experts responsible for Lucent's compliance with U.S. laws and regulations relating to the importation of goods manufactured by con-vict or forced labor. In addition, Lucent has received certifications from in-ternational standards organizations for its superior factory conditions. For example, in China, the Qingdao manufacturing facility received ISO 14001 and 9001 certifications and was designated the Advanced Environmental Protection Enterprise for the period 1993-1997.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREOWNER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREOWNERS OTHERWISE SPECIFY IN THEIR PROXIES.

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

                            PERFORMANCE GRAPH

-------------------------------------------------------------------------------

  The graph below provides an indicator of cumulative total Shareowner returns for the Company as compared with the S&P 500 Stock Index ("S&P 500") and the S&P Technology Sector Index ("S&P Tech Sector") weighted by market value at each measurement point.

  This graph covers the period of time beginning April 4, 1996, when Lucent's Common Shares were first traded on the NYSE, through September 30, 1998.

                 APRIL 4, SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30,
                   1996       1996          1997          1998
                 -------- ------------- ------------- -------------
Lucent           $100.00     $150.39       $267.74       $456.95
S&P Tech Sector  $100.00     $116.92       $189.90       $214.40
S&P 500          $100.00     $105.98       $148.84       $162.31

FOOTNOTES

(1) Assumes $100 invested on April 4, 1996, in Lucent Common Shares, the S&P 500 and S&P Tech Sector and reinvestment of dividends.

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

                            EXECUTIVE COMPENSATION
-------------------------------------------------------------------------------

  The following Report of the Compensation Committee on Executive Compensation and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by refer-ence, and shall not otherwise be deemed filed under such Acts.



                         BOARD COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION
-------------------------------------------------------------------------------

  This Report of the Compensation Committee covers the following topics:

 . Role of the Corporate Governance and Compensation Committee relative to the compensation program.

 . Executive Compensation Guiding Principles

 . Components of the Compensation Program

 . Compensation of the Chief Executive Officer

ROLE OF THE CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE

  The Committee is made up of seven members of the Board of Directors who are not current or former employees of the Company. The Committee sets the overall compensation principles of the Company and reviews the entire program at least annually. This includes each element described below, the measurements used to make payments of awards under the Company's incentive plans and the overall effectiveness of the program. The Committee specifically reviews and estab-lishes the individual compensation levels for the top 18 members of the senior leadership team including the Chairman and Chief Executive Officer. The Com-mittee has considered the advice of an independent outside consultant in de-termining the appropriateness and the level of compensation.

EXECUTIVE COMPENSATION GUIDING PRINCIPLES

  Lucent has developed a compensation program that is intended to motivate and retain the key talent it needs to be a market leader in a highly competitive industry. The Committee and the Company's leadership team developed this pro-

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

gram to support the Company's aggressive business strategy. The following principles guided the development of the program:

 . Compensation opportunity should be related to performance. That is, if Lucent's and the individual's performance are at the median of those compa-nies with whom we compete for talent, then pay should also be at the median. Opportunity should increase proportionately if Lucent's or the individual's performance is above the median. On the other hand, if performance is at less than the median, any award payment will be at the Committee's discre-tion.

 . Ownership of the Company's shares should be pervasive throughout the Company with each individual having a number of opportunities to own Lucent stock.
  To that end, we have made stock option grants to broad segments of the em-ployee population in October 1996 and in September 1998. We have a number of other programs that are intended to increase ownership among employees.
  These programs include stock options plans under which we make discretionary stock option grants to employees worldwide, an employee stock purchase plan which enables employees to purchase Lucent stock at a discount through pay-roll deduction and 401(k) savings plans that allow employees to invest in a company stock fund. The overall intent is to encourage each employee to be, and to behave like, an owner of the business.

 . As described later in this report, our compensation programs are designed to balance short and long term financial objectives, build Shareowner value and reward for individual, team and corporate performance.

 . The proportion of total pay that is at risk against individual and Company performance objectives increases with the more senior positions. For exam-ple, in fiscal 1998, approximately 85 percent of the Chairman's total target pay opportunity was at risk against short and long term performance goals.


  Survey data is compiled by two independent outside consultants. Compensation data from 24 companies is compiled to ensure that our total program is compet-itive. Companies selected are those with whom we compete for executive talent. Lucent targets the mean of the selected sample group. The Company's competi-tors for exec-

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

utive talent are not necessarily the same companies that are included in the S&P Technology Sector Index used to compare Shareowner returns (see Perfor-mance Graph, page 27) because the Company requires skills from a more varied set of backgrounds.

  It is the Company's goal to have compensation paid to its five most highly compensated officers qualify as performance-based compensation deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986. However, as a result of certain actions taken in connection with AT&T's decision to create and spin off the Company, certain compensation paid by the Company related to awards granted around the time of the Spin-Off did not qualify. In addition, a portion of the cash compensation paid to Mr. McGinn for 1998 could not so qualify.

COMPONENTS OF THE COMPENSATION PROGRAM

  The four components of the total compensation program are:

 . Base Salary
 . Short Term Bonus
 . Long Term Incentives
 . Special Equity Grants

1. Base Salary

  Base salaries for all officers have been set at levels that are comparable to similar positions at other companies with whom we compare for compensation purposes. While surveys are conducted annually, it is intended that salaries will only be adjusted as needed based on the results of our market surveys. This is in line with the philosophy that above median compensation opportunity should come from the variable portion of the compensation package.

2. Short Term Incentives

  The annual bonus component of incentive compensation is designed to align executive pay with short term (annual) performance of the Company.

  In 1998, one half of the annual bonus opportunity was based on corporate earnings per share objectives that were tied to both our internal objectives and external expectations of the investment community; other factors may be used or added in subsequent years.

  In 1998, the other half of the annual bonus opportunity was tied to individ-ual performance and was determined by the Committee at the end of the year. We consider factors such as leadership, customer focus, business knowledge, in-

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

novation, social responsibility and execution of the business strategy.

3. Long Term Incentives: Stock Options and Three-Year Performance Awards

  We make regular annual grants of stock options to executives. Grants for 1998 were made October 6, 1997. These options have an exercise price equal to the fair market value of a Share on that day. The options generally vest after three years of service and expire ten years from the date of the grant. We base target grants on a comparison to our selected sample group; however, grants to individuals are adjusted based on individual performance.

  We have historically also granted long term performance awards to execu-tives. Under these awards, executives receive cash payments based on the Company's performance over a three-year period. The awards have target dollar payouts that we determine based on comparisons with our selected sample group of companies. For the awards covering the period from October 1, 1997 to Sep-tember 30, 2000, the level of the payouts will depend on the extent to which the Company achieves an earnings per share growth objective that we estab-lished at the time of grant. If the Company achieves the target level of earn-ings per share growth, executives will receive the target payments. If the Company achieves a higher or lower level of earnings per share growth, the payments will be higher or lower.

  In 1998, stock options and performance awards each made up half of our long term incentive program. Because we feel that stock options provide a better incentive for executives, beginning in fiscal 1999, we will be replacing the performance award component of long term incentive compensation with stock op-tions. For fiscal 1999, we did not grant any performance awards to those indi-viduals listed in the Summary Compensation Table.

  We did not report any long term incentive plan payouts in the Summary Com-pensation Table for 1998 because the performance criteria in the awards granted by AT&T in 1995 were waived in connection with the Spin-Off. Accord-ingly, we reported these awards as restricted stock grants for 1995.

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

4. Special Equity Grants: Stock Options and Restricted Stock Units

  As explained above, the Committee believes that ownership of Company Shares is a key element of the compensation program and that retention of its officer team is essential to the Company's success both short and long term. To accom-plish these objectives, the Committee awards special equity grants from time to time. Special grants of stock options and restricted stock units were made to certain officers on October 6, 1997. These grants provide for vesting after six years as compared to the normal three-year vesting for stock option grants which are a part of the regular annual compensation program.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  In fiscal 1998, the Company's most highly compensated officer was Richard A. McGinn, Chairman of the Board and Chief Executive Officer. Assuming results at the median of the select sample, approximately 15% of Mr. McGinn's total an-nual compensation would have been base salary, 20% would have been short term incentive compensation and 65% would have been long term incentive compensa-tion. Because the Company performed significantly better than we expected and reflecting Mr. McGinn's skillful handling of the Company's business, his in-centive compensation for the year was a greater portion of the total. If per-formance had been less than the median, the incentive compensation would have been a smaller portion of the total.

  Each year the Board of Directors and the Chief Executive Officer agree on a set of multi-year objectives. The Committee reviews the Chief Executive Offi-cer's performance against those objectives at year-end. This review includes a detailed analysis of the short and long term financial results as well as pro-gress towards the Company's strategic objectives. In addition, the Committee considers individual factors such as Mr. McGinn's leadership ability, commu-nity service activities, ability to execute the business strategy and the Company's relationship with customers and the investment community.

Base Salary:

  In fiscal 1998, the Committee increased Mr. McGinn's base salary from $900,000 to $1,100,000. This change was made to recognize his new role as Chairman of the Board and Chief Executive Officer and also to recognize his contribution

         LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

towards Lucent's extraordinary business success since becoming a fully indepen-dent company.

Short Term Incentives:

  For fiscal 1998, Mr. McGinn's regular annual bonus opportunity was based on the following:

 . 50% corporate earnings per share objectives

 . 50% individual objectives determined by the Committee

  For fiscal 1998, the Committee considered, in assessing Mr. McGinn's perfor-mance and determining his short-term incentive award, the following accomplish-ments under Mr. McGinn's leadership:

 . The Company's revenues from continuing operations for the fiscal year grew by
  20.3%

 . Net income, excluding one-time events, increased 51.8%

 . Earnings per share increased 47%, also excluding one-time events

 . The Company's revenues from international operations increased by 22%

 . The market price for the Company's Shares (split-adjusted) increased over 70%
  versus the price on September 30, 1997

 . The Company's progress in implementing its strategy to grow the business at rates greater than the market opportunity

 . The acquisitions the Company has made to address opportunities in the data networking product area, build distribution channels and expand globally

 . The Company's progress against measures to assess customer satisfaction

  In addition, Mr. McGinn has personally led the Company's efforts to create a high-performance operating environment and an open, supportive and diverse workplace. The Committee further noted Mr. McGinn's consistent high level of performance since the Company's formation and his integral involvement in the Company's success, including total return to Shareowners, since the Company's initial public offering in April 1996. Based on this analysis, the Committee awarded Mr. McGinn an annual bonus of $4,417,652, which was substantially above the target level and a special, one-time bonus of $7,444,000.

Long Term Incentives:

  In fiscal 1998, we granted Mr. McGinn an option to purchase 150,000 Shares of Company stock vesting in three years, subject to continued employment, and a three-year

         LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

performance award with a target value of $1,500,000, as part of the long term component of his regular annual compensation program.

Special Equity Grant:

  In order to recognize Mr. McGinn's new position as Chief Executive Officer and also to provide him with additional incentives to improve the Company's financial performance, we granted Mr. McGinn a special stock option in fiscal 1998 covering 400,000 Shares and vesting in six years, subject to continued employment, and a special restricted stock unit award of 200,000 Shares also vesting in six years.

Franklin A. Thomas (Chairman)
Paul A. Allaire
Carla A. Hills
Drew Lewis
Paul H. O'Neill
Donald S. Perkins
John A. Young

                           SUMMARY COMPENSATION TABLE
               ------------------------------------------------------------------------------------------------------
                                     ANNUAL COMPENSATION(2)             LONG TERM COMPENSATION(2)
                                  --------------------------------------------------------------------------
                                                                               AWARDS(5)            PAYOUTS
                                                                      --------------------------------------
                                                               OTHER
                                                              ANNUAL  RESTRICTED     SECURITIES             ALL OTHER
                                                              COMPEN-   STOCK        UNDERLYING      LTIP    COMPEN-
  NAME AND                         SALARY         BONUS       SATION   AWARD(S)       OPTIONS       PAYOUTS  SATION
  PRINCIPAL POSITION(1)      YEAR  (3)($)         (3)($)      (4)($)   (6D)($)          (#)           ($)    (7)($)
---------------------------------------------------------------------------------------------------------------------
  Richard A. McGinn          1998 1,100,000     11,861,652(8) 120,914  8,606,260(6a)   550,000(6a)    --      23,153
  Chairman of the Board
  and                        1997   856,250      1,469,773    138,055 10,023,125(6b)   969,000(6b)  558,103   42,101
  Chief Executive Officer    1996   480,733      1,455,233     67,277    782,439         --         309,803   23,533
  Henry B. Schacht(9)        1998   726,580(10)  1,221,094     72,805     --           200,000        --      60,861
  Retired Chairman of the
  Board                      1997   763,666        637,038    110,022     --         1,794,400(6b)    --      78,851
  and Chief Executive
  Officer                    1996   600,000         --         38,207  1,300,828       180,166        --       2,410
  Daniel C. Stanzione        1998   764,584      2,376,150     88,844  4,311,736(6a)   250,000(6a)    --      38,196
  Executive Vice President
  and                        1997   604,167        953,388    152,013  5,009,375(6b)   614,400(6b)  178,545   34,899
  Chief Operating Officer
  and                        1996   379,633      1,077,344     77,398    563,584         --         173,850   18,482
  President - Bell Labs
  Ben Verwaayen(11)          1998   691,667      2,729,554     90,698  2,840,066(6a)   220,000(6a)    --     420,296
  Executive Vice President
  and                        1997    50,000        390,646      --     6,917,870(6c)   513,000        --       --
  Chief Operating Officer    1996    --             --          --        --             --           --       --
  Donald K. Peterson         1998   584,583      1,473,000     28,674  2,840,066(6a)   200,000(6a)    --      61,134
  Executive Vice President
  and                        1997   408,750        452,221     55,173  4,007,500(6b)   455,800(6b)  158,731   54,651
  Chief Financial Officer    1996   293,950        501,165     14,025    243,849        32,590      154,574   49,407
  Patricia F. Russo          1998   514,583      1,288,875     93,976  2,840,066(6a)   200,000(6a)    --      23,978
  Executive Vice
  President -                1997   379,166        408,634    128,342  4,007,500(6b)   449,600(6b)  178,545   20,446
  Strategy, Business         1996   257,250        440,062     63,934    229,474         --         173,850   17,967
  Development and
  Corporate Operations

--------------------------------------------------------------------------------

                  Explanatory footnotes begin on page 36

         LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

FOOTNOTES

(1) Includes those who in fiscal 1998 were at any time the Chief Executive Of-ficer and the four other most highly compensated executive officers as measured by salary and bonus. In October 1997, Mr. McGinn was named Chief Executive Officer and President while Mr. Schacht remained Chairman of the Board of Directors. In February 1998, Mr. McGinn became Chairman of the Board.

(2) Compensation deferred at the election of a named officer is included in the category (e.g., bonus or LTIP payouts) and year it would have other-wise been reported had it not been deferred. All Share amounts have been adjusted to reflect the Company's April 1998 2-for-1 stock split.

(3) Because of the change in the Company's fiscal year in 1996, salary and bo-nus shown for 1997 cover 12-month and nine-month periods, respectively, and salary and bonus shown for 1996 cover nine-month and 12-month periods, respectively.

(4) Includes (a) payments of above-market interest on deferred compensation,
    (b) certain dividend equivalents, (c) tax reimbursement payments and (d) certain fringe benefits (Mr. McGinn received a $16,800 car allowance and had personal use of Company aircraft valued at $37,063; Mr. Verwaayen re-ceived a $16,800 car allowance and had personal use of Company aircraft valued at $26,934).

(5) Awards granted in fiscal 1996 were granted with respect to AT&T common shares. The amounts shown for 1996 restricted stock awards represent the dollar value of the awards on the dates originally granted. The amounts shown for 1996 stock options represent the number of Common Shares result-ing from the replacement on October 1, 1996 of outstanding AT&T awards with Lucent awards, which replacement was intended to preserve the eco-nomic value of the options at the time of the Spin-Off.

(6) (a) On October 6, 1997, the Compensation Committee made a special grant of stock options and restricted stock units to Messrs. McGinn, Stanzione, Verwaayen and Peterson and to Ms. Russo to recognize their new responsi-bilities within the Company due to the restructuring which occurred in the first quarter of fiscal 1998. The amounts shown include these options and the value of the restricted stock unit awards on the grant date. Both the restricted stock units and the options vest after six years. The number of stock options shown for 1998 also includes the regular annual grants.

    (b) In October 1996, at the time of the Spin-Off, the Compensation Commit-tee granted a special equity award of stock options and restricted stock units to Messrs. McGinn, Stanzione and Peterson and to Ms. Russo and a spe-cial award of stock options to Mr. Schacht. The amounts shown include these options and the value of the restricted stock unit awards on the grant date. The vesting of those options has been accelerated from six years to three years because certain stock price targets have been met. The vesting of the restricted stock unit awards has been accelerated from six years be-cause certain financial targets were met. One third of these awards will vest in each of 2000, 2001 and 2002. The number of stock options shown for 1997 also includes the regular annual grants made in January 1997.

    (c) At the time he joined the Company, Mr. Verwaayen received 1,916 re-stricted stock units ($74,604 of the amount shown) which were paid in 1998, 5,750 restricted stock units ($223,891 of the amount shown) which will vest in 1999 and 170,000 restricted stock units ($6,619,375 of the amount shown) which will vest in 2002.

    (d) Dividend equivalents are paid in cash on all restricted stock units. Based on the closing price of Shares on the NYSE on September 30, 1998, the aggregate number and value of all restricted stock unit holdings on such date were 688,158 Shares and $47,525,912 for Mr. McGinn, 49,806 Shares and $3,439,727 for Mr. Schacht, 392,924 Shares and $27,136,314 for Mr.
    Stanzione, 241,750 Shares and $16,695,859 for Mr. Verwaayen and 258,536 Shares and $17,855,143 for Mr. Peterson and 290,710 Shares and $20,077,159 for Ms. Russo.

    (7) The amounts shown for 1998 include (a) Company contributions to savings plans ($4,800 for Mr. Schacht, $6,260 for Mr. Stanzione, $4,800 for Mr. Peterson and $7,735 for Ms. Russo); (b) the dollar value of the benefit or premiums paid for split-dollar life insurance policies (unrelated to term life insurance coverage) projected on an actuarial basis ($23,153 for Mr. McGinn, $41,448 for Mr. Schacht, $13,219 for Mr. Stanzione, $63,836 for Mr. Verwaayen, $45,667 for Mr. Peterson and $6,726 for Ms. Russo); (c) payments equal to lost Company savings plan matching contributions result-ing from tax code limitations ($14,613 for Mr. Schacht, $18,717 for Mr. Stanzione, $10,667 for Mr. Peterson and $9,517 for Ms. Russo) and (d) pay-ment of $356,460 of relocation expenses for Mr. Verwaayen.

         LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

(8) The 1998 bonus for Mr. McGinn includes a regular annual bonus of $4,417,652, and a special one-time bonus payment of $7,444,000 in recogni-tion of the Company's and Mr. McGinn's outstanding performance.

(9) The Board of Directors restructured Mr. Schacht's 1996 and 1997 compensa-tion, reducing his 1996 annual bonus by $2,281,838, reducing his 1997 sal-ary by $208,000 and reducing his 1997 annual bonus by $1,510,162 and es-tablishing a split-dollar life insurance policy insuring him and his spouse. Under this arrangement, the Company will utilize the savings from the salary and bonus reduction to pay premiums. The aggregate premiums for this policy will be $4,000,000 over a three-year period. The Company is a beneficiary of this policy. In fiscal 1998, the annual value of the policy to Mr. Schacht of $11,274 was imputed as income. Mr. Schacht became Chief Executive Officer of the Company on February 1, 1996. He received $75,000 salary for the month of January 1996 as an employee of AT&T.

(10) The amount shown includes $312,500 received as salary while an employee of the Company, $89,080 in lieu of unused vacation days, $175,000 in con-sulting fees received under a consulting agreement that became effective after Mr. Schacht retired as Chairman of the Board and $150,000 of Direc-tor retainer fees.

(11) The amounts shown under "Bonus" for Mr. Verwaayen include a hiring bonus, of which $667,354 is included in 1998 and $330,000 is included in 1997.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                         PERFORMANCE              ESTIMATED FUTURE PAYOUTS
                        PERIOD UNTIL        UNDER NON-STOCK PRICE-BASED PLANS (1)
                        MATURATION OR       -------------------------------------
       NAME              PAYOUT (1)                      TARGET ($)
       ----             -------------                    ----------
Richard A. McGinn         1998-2000                       1,500,000
Henry B. Schacht          1998-2000                       2,000,000
Daniel C. Stanzione       1998-2000                       1,000,000
Ben Verwaayen             1998-2000                         700,000
Donald K. Peterson        1998-2000                         500,000
Patricia F. Russo         1998-2000                         500,000

FOOTNOTES

(1) The awards listed in the table relate to the performance period beginning October 1, 1997 and ending September 30, 2000. The payout for each named officer at the end of the cycle will be based on the level of attainment of an earnings per share growth objective. Under the Company's 1996 Long Term Incentive Program, the maximum award to any person is $9 million. If Company performance is less than the target, any payments will be at the discretion of the Committee.

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS(1)
                     ---------------------------------------------------
                     NUMBER OF
                       SHARES                                    GRANT
                     UNDERLYING % OF TOTAL                       DATE
                      OPTIONS    OPTIONS   EXERCISE             PRESENT
                      GRANTED   GRANTED TO  PRICE   EXPIRATION VALUE (2)
NAME                    (#)     EMPLOYEES   ($/SH)     DATE       ($)
----                 ---------- ---------- -------- ---------- ---------
Richard A. McGinn     150,000      0.4     43.3282   10/6/07   2,121,000(3)
                      400,000      1.1     43.3282   10/6/07   6,940,000(4)
Henry B. Schacht      200,000      0.5     43.3282   10/6/07   2,828,000(5)
Daniel C. Stanzione   100,000      0.3     43.3282   10/6/07   1,414,000(3)
                      150,000      0.4     43.3282   10/6/07   2,602,500(4)
Ben Verwaayen          70,000      0.2     43.3282   10/6/07     989,800(3)
                      150,000      0.4     43.3282   10/6/07   2,602,500(4)
Donald K. Peterson     50,000      0.1     43.3282   10/6/07     707,000(3)
                      150,000      0.4     43.3282   10/6/07   2,602,500(4)
Patricia F. Russo      50,000      0.1     43.3282   10/6/07     707,000(3)
                      150,000      0.4     43.3282   10/6/07   2,602,500(4)

FOOTNOTES

(1) All Share and per Share amounts have been adjusted to reflect the Company's April 1998 2-for-1 stock split.

(2) In accordance with SEC rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valua-tion models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of the Com-mon Shares during the applicable period.

(3) This grant was the regular, annual option grant. The option vests after three years. The following assumptions were made for purposes of calculat-ing the grant date present value: the option will be exercised after five years, volatility of 25%, annual dividend yield of .35% and an interest rate of 5.83%.

(4) This grant was a special grant made to recognize the officer's new respon-sibilities within the Company due to the restructuring which occurred in the first quarter of fiscal 1998. The option vests after six years. The following assumptions were made for purposes of calculating the grant date present value: the option will be exercised after seven years, volatility of 25%, annual dividend yield of .35% and an interest rate of 5.98%.

(5) The grant was the regular annual option grant. This option may be trans-ferred to family members or certain entities in which family members have interests. This option became exercisable in October 1997 as a result of the appointment of Mr. McGinn as Chief Executive Officer of the Company. The following assumptions were made for purposes of calculating the grant date present value: the option will be exercised after five years, vola-tility of 25%, annual dividend yield of .35% and an interest rate of 5.83%.

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT


                      AGGREGATED OPTION EXERCISES IN LAST
                    FISCAL YEAR AND FISCAL YEAR-END VALUES

                                                NUMBER OF
                                               SECURITIES
                                               UNDERLYING         VALUE OF
                                               UNEXERCISED      IN-THE-MONEY
                                            OPTIONS AT FISCAL OPTIONS AT FISCAL
                                              YEAR END (#)      YEAR END ($)
                                            ----------------- -----------------
                   SHARES
                  ACQUIRED        VALUE       EXERCISABLE/      EXERCISABLE/
    NAME       ON EXERCISE (#) REALIZED ($)   UNEXERCISABLE     UNEXERCISABLE
    ----       --------------- ------------ ----------------- -----------------
Richard A.
 McGinn              62,198      3,638,810        201,798         9,881,111
                                                1,534,494        61,212,266
Henry B.
 Schacht          1,450,000     65,016,244        690,566(1)     27,347,222
                                                   --                --
Daniel C.
 Stanzione          115,846      3,344,858         72,608         3,599,450
                                                1,378,828        58,616,659
Ben Verwaayen        --             --             --                --
                                                  733,000        21,798,311
Donald K.
 Peterson            35,371      1,687,805         66,571         3,152,829
                                                  666,664        27,445,192
Patricia F.
 Russo               97,766      4,297,413         --                --
                                                  797,110        33,270,223

FOOTNOTES

(1) Does not include an option covering 34,000 Shares that was irrevocably transferred in 1997 to a family trust.

PENSION PLANS

  The Company has a non-contributory pension plan (the "Management Pension Plan") which covers most management employees, including its executive offi-cers. Pensions provided under this plan are computed on an adjusted career av-erage pay basis. For retirements on or after January 1, 1999, a participant's adjusted career average pay is equal to 1.4% of the sum of the individual's
(a) average annual pay for the five years ending December 31, 1998 (excluding the annual bonus award paid in December 1997), times the number of years of service prior to January 1, 1999, plus (b) pay subsequent to December 31, 1998, plus (c) annual bonus award paid in December 1997.

  Average annual pay includes base salary and annual bonus awards. However, federal laws place limitations on compensation amounts that may be included under this plan. In 1998, up to $160,000 in eligible base salary and annual bonus could be included in the calculation under this plan. For Messrs. Mc-Ginn, Stanzione,

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

Verwaayen and Peterson and Ms. Russo, as well as other executive officers, only base salary is taken into account in the formula used to compute pensions under this plan.

  The normal retirement age under this plan is 65; however, employees who are at least age 50 with at least 15 years of service can retire with reduced ben-efits. If an employee's age (which must be at least 50) plus service, when added together, is equal to or greater than 75, the employee may retire with unreduced pension benefits. A reduction equal to 3% is made for each year age plus service is less than 75.

  Compensation and benefit amounts considered under the Management Pension Plan formula which exceed the applicable federal limitations, as well as pen-sion amounts related to annual bonus awards payable to executive officers will be paid under the Company's Supplemental Pension Plan (the "Supplemental Pen-sion Plan"). This plan is a noncontributory plan and uses the same adjusted career average pay formula and eligibility rules as the Management Pension Plan. The Company pays all benefits under this plan from its general assets.

  The Supplemental Pension Plan also provides executive officers with minimum pensions. Eligible retired executive officers and surviving spouses may re-ceive an annual minimum pension equal to 15% of the sum of final base salary plus annual bonus awards. This minimum pension will be offset by pensions un-der the Management Pension Plan and non-qualified pension plans.

  In addition to the benefits under the Management Pension Plan and the Sup-plemental Pension Plan described above, Mr. Peterson is entitled to a supple-mental pension benefit under the Supplemental Pension Plan. This benefit is available to certain management employees who were hired at age 35 or over at specified levels and who terminate with at least five years service at such level. The plan provides additional pension credits equal to the difference between age 35 and the maximum possible years of service attainable at age 65, but not to exceed actual net credited service, at one-half the rate in the Management Pension Plan.

  Pensions under the Management Pension Plan and the Supplemental Pension Plan are not subject to reductions for social security benefits or other offset amounts. If Messrs. McGinn, Stanzione and Peterson and Ms. Russo continue in

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

their current positions and retire at the normal retirement age of 65, the es-timated annual pensions payable to them under the Management Pension Plan and the Supplemental Pension Plan would be $1,660,000, $910,000, $710,000 and $720,000, respectively. These amounts are straight-life annuity amounts al-though other optional forms of payment, which provide for actuarially reduced pensions, are available.

  Mr. Verwaayen is entitled to a pension benefit intended to provide him, af-ter taking into account all other pension benefits, with an annual pension equal to one half of his average salary and annual bonus for the three years preceding his leaving the Company. If Mr. Verwaayen leaves the Company before reaching age 60, payments under this arrangement will not begin until Mr. Verwaayen reaches age 60 and the amount of the payments will generally be re-duced unless the reason is his death or disability or a Company-initiated ter-mination other than for cause. Assuming retirement at age 60, Mr. Verwaayen would receive an estimated annual pension (before reduction for any other pen-sion to which he may be entitled) of $1,641,000 under this arrangement.

  Mr. Schacht did not have sufficient service to vest in any of the Company's pension plans.

  Certain of the Company's non-qualified executive benefit plans will be sup-ported by a benefits protection grantor trust, the assets of which are subject to the claims of the Company's creditors. In the event of a "Change in Con-trol" or "Potential Change in Control" of the Company (as such terms are de-fined in the applicable plans), certain additional funds might be required to be contributed to such trust to support benefits under such plans.

EXECUTIVE EMPLOYMENT
AGREEMENTS AND OTHER
ARRANGEMENTS

  MR. MCGINN. During a portion of fiscal 1998, the Company had two executive, personal loans outstanding to Mr. McGinn and guaranteed a loan made to him by a bank. As reported in last year's proxy statement, the loans were repaid and the guarantee terminated by November 1997. These arrangements are described below.

  The largest aggregate principal amounts of the loans from the Company since October 1, 1997 were $800,000 and $119,402. The loans accrued interest monthly at a rate equal to the applicable federal short term rate. In addition, Summit Bank established a personal line of credit for Mr. McGinn that

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

was guaranteed by the Company. The principal amount of this credit line was not to exceed $3.6 million. Loan amounts accrued interest at an annual rate equal to Summit Bank's floating base rate minus one percent. No payments were made by the Company under the guarantee.

  MR. SCHACHT. Following Mr. Schacht's retirement as Chairman of the Board of Directors of the Company in February 1998, the Company and Mr. Schacht entered into an agreement pursuant to which Mr. Schacht serves as the chairman of the board of a venture capital fund set up by Lucent to make investments in the Company's field of business. In addition, Mr. Schacht provides the Company with services relating to the development of opportunities for the Company in India and Russia. The agreement has a term of one year and provides for a sal-ary of $350,000 and certain benefits, including first class air travel, office space and financial counseling.

  MR. VERWAAYEN. Lucent hired Mr. Verwaayen in 1997 to lead the Company's ef-forts to expand its business outside the United States. Before coming to Lu-cent, Mr. Verwaayen was president of PTT Telecom, the national telecommunica-tions carrier of the Netherlands, and chairman of Unisource, a pan-European telecommunications company providing services to businesses and consumers.
In order to persuade Mr. Verwaayen to leave those positions and join Lucent, the Company entered into an employment agreement with Mr. Verwaayen.

  The agreement has a three year term and provides that the Company will pay Mr. Verwaayen a salary of at least $600,000 a year and a minimum target bonus each year (assuming the Company's bonus program for officers generally does not change) equal to 80% of his base salary for the year. For 1997, the agree-ment also provided for a three-year performance award for which the payout at the target level of performance would be $450,000 and an option to purchase 63,000 Shares.

  In order to encourage Mr. Verwaayen to join Lucent and to compensate him for certain forfeitures he would experience by joining Lucent, the Company pro-vided Mr. Verwaayen with the following (the "Hiring Bonus"):

 .   Lump-sum cash payments of $330,000 in fiscal 1997 and $667,354 in fiscal
    1998.

 .   1,916 restricted stock units that settled in cash in

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

    January 1998 and 5,750 restricted stock units that will settle in cash in January 1999.

 .   An option to purchase 450,000 Shares. One half of the option vests in
    2000, an additional 25% of the option vests in each of 2001 and 2002.

 .   170,000 restricted stock units that will vest in 2002.

  The Company paid a total of $356,460 of costs incurred by Mr. Verwaayen in connection with his move to the United States from the Netherlands. The Com-pany also guaranteed a portion of a loan provided by EAB Mortgage Company, Inc. to Mr. Verwaayen. The principal amount of the loan is due in 2027 or, if sooner, no later than 180 days after Mr. Verwaayen's employment with the Com-pany terminates. The largest amount guaranteed by the Company since October 1, 1997 under this arrangement was $1.5 million. Mr. Verwaayen and the Company have entered into an indemnity agreement under which Mr. Verwaayen has agreed to reimburse the Company for any amounts paid by the Company pursuant to the guarantee.

  The agreement also provides Mr. Verwaayen with a customized pension de-scribed above under "Pension Plans" and a gross-up payment if he is subject to taxes outside the U.S. at a higher rate than in the U.S.

  The agreement also provides for Mr. Verwaayen to receive severance benefits in the event that the Company terminates his employment during the term of the agreement other than for cause or if Mr. Verwaayen resigns following certain adverse changes in the terms of his compensation or job responsibilities. These benefits would be calculated based on Mr. Verwaayen's then annual base salary and target annual incentive bonus or, if greater, 80% of his annual base salary, and include:

 .   If the termination occurs before September 1, 2000, the amount
    Mr. Verwaayen would have received as base salary and annual incentive bo-nus from the termination date through September 2002.

 .   If the termination occurs on or after September 1, 2000, and before Sep-
    tember 1, 2007, an amount equal to twice Mr. Verwaayen's base salary and annual incentive bonus.

  In addition, if Mr. Verwaayen's employment with the Company terminates be-cause of his death or disability, of if the Company terminates him other than for cause, prior

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

to the tenth anniversary of the agreement, then all unexercised stock options and unvested restricted stock units included in the Hiring Bonus and unvested stock options granted pursuant to regular annual grants will vest, and all undistributed performance awards that are at least six months old (and all un-distributed performance awards in the event of Mr. Verwaayen's death or dis-ability) will be paid out at the end of the performance period without prora-tion. Similar provisions apply in the event Mr. Verwaayen resigns following certain adverse changes in the terms of Mr. Verwaayen's compensation or job responsibilities.

  The agreement contains a non-competition provision under which Mr. Verwaayen agrees not to engage in certain activities on behalf of named competitors of the Company while he is employed by the Company and for a period of one year following his termination of employment for any reason.

  MR. PETERSON. The employment agreement entered into by Mr. Peterson and AT&T in 1995 required the Company to establish a Special Deferred Compensation Ac-count ("DCA") on his date of hire in the amount of $190,000. Interest is com-pounded as of the end of each calendar quarter for as long as any sums remain in the DCA, and the quarterly rate of interest applied at the end of any cal-endar quarter is one-quarter of the average 30-year Treasury Note rate for the previous quarter. The amounts credited to the DCA will vest in October 1999, or sooner in the event of the termination of Mr. Peterson's employment as a result of death, disability or Company initiated termination other than for cause. Vested amounts in the DCA will be paid out following the termination of Mr. Peterson's employment with the Company.

  During part of fiscal 1998, the Company had a mortgage loan outstanding to Mr. Peterson. The largest aggregate principal amount of such loan since Octo-ber 1, 1997 was $217,104. Principal and interest on this loan was paid in full during the year. The loan to Mr. Peterson was part of the compensation package offered upon employment by AT&T to facilitate his relocation to New Jersey.

           LUCENT NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT

                                 OTHER MATTERS
-------------------------------------------------------------------------------
  On the date this Proxy Statement went to press, management did not know of any other matters to be brought before the Meeting other than those described in this proxy statement. If any matters properly come before the Meeting that are not specifically set forth on the proxy card and in this Proxy Statement, the persons appointed as proxies will vote thereon in accordance with their best judgment.

  Whether or not you plan to attend the Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed envelope. No postage is re-quired for mailing in the United States. If possible, vote your proxy over the Internet or by telephone using the instructions on your proxy card.

December 22, 1998
                                                       Richard A. McGinn
                                                       Chairman of the Board and
                                                       Chief Executive Officer

                       THIS PAGE INTENTIONALLY LEFT BLANK

[LETTERHEAD OF LUCENT TECHNOLOGIES APPEARS HERE]


[LOGO OF RECYCLABLE PRODUCTS APPEARS HERE]

LOGO OF PRINTED WITH SOY INK APPEARS HERE]

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used throughout.

--------------------------------------------------------------------------------

                            YOUR VOTE IS IMPORTANT
                          VOTE BY INTERNET/TELEPHONE
                         24 HOURS A DAY, 7 DAYS A WEEK

                                      [LOGO OF LUCENT TECHNOLOGIES APPEARS HERE]


VOTE BY INTERNET:    The Web Address is: http://lucent.proxyvoting.com

Follow the instructions that appear on your computer screen. You will be asked to enter the number located in the box marked "Control Number."

VOTE BY PHONE:  Call TOLL-FREE on a Touch-Tone telephone 1-800-293-5876. There is no charge to you for this call. You will be asked to enter the number located in the box marked "Control Number."

                OPTION A:    To vote as the Board of Directors recommends on ALL
                             items, press 1.
                OPTION B:    If you choose to vote on each item separately,
                             press 0.
                  Item 1:    To vote FOR ALL nominees, press 1; to WITHHOLD FOR
                             ALL nominees, press 9. To WITHHOLD FOR AN
                             INDIVIDUAL nominee, press 0 and listen to the
                             instructions.
               Items 2-6:    To vote FOR, press 1; AGAINST, press 9; ABSTAIN,
                             press 0. The instructions are the same for Item 3 through Item 6.

                           WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

                                                 -------------------------------
                                                 Your Internet or telephone vote
                                                 authorizes the named proxies to
                                                 vote your Shares in the same
                                                 manner as if you marked, signed
                                                 and returned your proxy card.


                                                       THANK YOU FOR VOTING!
                                                 -------------------------------

                                                 -------------------------------

                                                         CONTROL NUMBER
                                                  FOR INTERNET/TELEPHONE VOTING
                                                 -------------------------------

IF YOU HAVE VOTED OVER THE INTERNET OR BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY.

THE INTERNET AND TELEPHONE VOTING FACILITIES WILL CLOSE AT 8:00 A.M. ON FEBRUARY 17, 1999.


DETACH PROXY CARD HERE IF YOU ARE NOT VOTING OVER THE INTERNET OR BY TELEPHONE
--------------------------------------------------------------------------------

                                                                      Proxy Card

The Board of Directors recommends a vote "FOR" Items 1 and 2 and a vote "AGAINST" Items 3, 4, 5 and 6.

1.  Election of Directors
    The Board of Directors recommends a vote "FOR" the nominees listed below:

Nominees:   01 -- Paul A. Allaire        02 -- Henry B. Schacht
            03 -- John A. Young

    FOR all              WITHHOLD AUTHORITY
 nominees listed    to vote for all nominees listed.    EXCEPTIONS

     [ ]                         [ ]                        [ ]

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

Exceptions:
            -------------------------------------------------------------------

                                                     FOR     AGAINST   ABSTAIN

2.  Directors' Proposal -- Approve an                [ ]       [ ]       [ ]
    Amendment to the Certificate of
    Incorporation to Increase Authorized
    Common Stock.

3.  Shareowner Proposal Number 1 --                  [ ]       [ ]       [ ]
    Evelyn Y. Davis --
    Eliminate Classified Board

4.  Shareowner Proposal Number 2 --                  [ ]       [ ]       [ ]
    Robert D. Morse --
    Discontinue Executive Incentive Programs

5.  Shareowner Proposal Number 3 --                  [ ]       [ ]       [ ]
    General Pension Board of the United Methodist
    Church - Adopt Confidential Voting
    Policy/Independent Inspectors of Election

6.  Shareowner Proposal Number 4 --                  [ ]       [ ]       [ ]
    Mark Seidenberg --
    Adopt Anti-Slave Labor Policy






I have included comments, or have included a change of address.          [ ]

I do not wish to receive an Annual Report for this account, at this
address.                                                                 [ ]

I plan to attend the Annual Meeting.                                     [ ]

I agree to access future Proxy Statements and Annual Reports
electronically.                                                          [ ]


                                 Please sign exactly as name or names appear
                              on this proxy. When signing as attorney, executor,
                             administrator, trustee, custodian, guardian, or
                            corporate officer, give full title. If more than one
                                          trustee, all should sign.

                            Dated:                                     19
                                  ------------------------------------   ------

                            ----------------------------------------------------
                                           Signature of Shareowner

                            ----------------------------------------------------
                                           Signature of Shareowner

Mark, Sign, Date and Return          Votes MUST be indicated (x) in Black or
the Proxy Card Promptly Using                 Blue Ink.
the Enclosed Envelope.

                               ADMISSION TICKET
                         Annual Meeting of Shareowners
                      February 17, 1999, 9:00 a.m., E.S.T.
                      Playhouse Theatre, Du Pont Building
                          Wilmington, Delaware 19801

DIRECTIONS:

1) FROM THE SOUTH: Take I-95 North to Wilmington Exit 7 marked "Route 52, Delaware Avenue". From right lane take Exit 7 onto Adams Street. At the third traffic light on Adams Street, turn right onto 11th Street. At Delaware Avenue intersection stay left continuing on 11th Street. Follow 11th Street through four traffic lights, Playhouse Theatre is on the right in the Du Pont Building.

2) FROM THE NORTH: Follow I-95 South to Exit 7A marked "Route 52, South Delaware Avenue" (11th Street). At Delaware Avenue intersection, stay left continuing on 11th Street. Follow 11th Street through four traffic lights, Playhouse Theatre is on the right in the Du Pont Building.

                    [MAP TO PLAYHOUSE THEATRE APPEARS HERE]

   P = Public Parking

           This ticket admits the named Shareowner(s) and one guest.


--------------------------------------------------------------------------------


Proxy Card                                       [LOGO OF LUCENT TECHNOLOGIES
                                                 APPEARS HERE]
-------------------


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Richard A. McGinn, Donald K. Peterson and Richard J. Rawson, (the "Proxy Committee") or any of them as proxies, with full power of substitution, to vote as directed all Shares of Lucent Technologies Inc. the undersigned is entitled to vote at the 1999 Annual Meeting of Shareowners of Lucent Technologies Inc. to be held at the Playhouse Theatre, Du Pont Building, Wilmington, Delaware at 9:00 a.m., E.S.T. on February 17, 1999. This Proxy card also provides voting instructions for Shares held in BuyDIRECT(SM) and, if registrations are identical, Shares held in the various employee stock purchase and benefit plans as described in the Proxy Statement. This Proxy authorize(s) each of them to vote at his or her discretion on any other matter that may properly come before the Meeting or any adjournment thereof. If this card contains no specific voting instructions, my (our) Shares will be voted in accordance with the recommendation of the Board of Directors.

                                            (Continued, and to be signed and
                                            dated on the reverse side.)

Comments:                               LUCENT TECHNOLOGIES INC.
          --------------------------    P.O. BOX 1182
                                        NEWARK, N.J. 07101-9664
------------------------------------

------------------------------------

------------------------------------
If you have written in the above
space, please mark the comments
notification box on the reverse side.